EXHIBIT 21.1

Subsidiaries of the Registrant

The following is a list of subsidiaries of Catalyst Crew Technologies Corp.:

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Percentage
Inversiones Long 33, C.A.	Venezuela	100%